EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of October 30, 2008 (the “Effective Date”) by and between OCTAVIAN GLOBAL TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and HARMEN BRENNINKMEIJER (the “Executive”).

WHEREAS, as of the Effective Date, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment and the Executive desires to accept such employment and enter into such an agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 5 of this Agreement, the Executive shall be employed by the Company for a period commencing on the Effective Date and ending on December 31, 2013 (the “Term”). The Term may be renewed in accordance with a writing executed by both parties hereto.

2. Position.

(a) Duties. The principal duties of the Executive shall be to serve in the position of Chief Executive Officer of the Company and of the Company’s subsidiary, Octavian International Limited, a privately-held corporation incorporated under the laws of the United Kingdom (“Octavian Limited”). The Executive shall have the duties and responsibilities delegated to him by the Company’s Board of Directors (the “Board”), which shall be consistent with those duties and responsibilities normally associated with the position of chief executive officer and highest ranking executive in corporations of similar size and nature to the Company, and to render such other services as are reasonably necessary or desirable to protect and advance the best interests of the Company

(b)  Devotion of Time to Company’s Business. The Executive shall use his best efforts, skill and abilities to promote and protect the interests of the Company and Octavian Limited and the Company’s other subsidiaries and affiliates (sometimes collectively referred to hereafter as the “Company Affiliates”), and devote all of his working time and energies to the business and affairs of the Company and the Company Affiliates. Notwithstanding anything to the contrary contained herein the Executive (i) may serve on the boards of additional companies or organizations and receive compensation for such services rendered; and (ii) may engage in charitable, civic, fraternal, professional and trade association activities, provided that in each such case the activities engaged in by the Executive do not materially interfere with his obligations to the Company and the Company Affiliates and do not materially reduce the amount of his working time devoted to the business and affairs of the Company and the Company Affiliates

(c)  Service on the Board. During the Term, the Company agrees to use its best efforts to cause the Executive to be elected to the Board and to nominate the Executive as a member of the management slate at each annual meeting of stockholders during the Term at which the Executive’s election class comes up for election. The Executive agrees to serve on the Board if elected.

(d) Directors and Officers Liability Insurance. The Executive shall be entitled to the benefit of any directors and officers insurance coverage which is maintained by the Company and made available to senior executives of the Company. The organizational documents of the Company shall contain provisions requiring it to provide the Executive the maximum indemnity protection allowed under applicable law.

3. Compensation and Benefits.

(a)  Base Salary. The Executive shall be paid a base salary during the Term, in consideration for his services provided to the Company and the Company Affiliates, at the rate of Three Hundred Thousand Euros (€300,000) per annum (the "Base Salary"), payable in accordance with the Company’s normal payroll practices.

(b) Bonus.

(i) Earn Out. In addition to the Base Salary payable to the Executive hereunder, the Company shall issue to the Executive shares of the Company’s common stock, par value $0.001 per share (”Common Stock”), subject to the Company’s achieving not less than the following earnings before interest, tax, depreciation and amortization (“EBITDA”), as reported in the Company’s audited financial statements for the applicable periods described below:

Year Ended December 31,	EBITDA	Number of Shares of Common Stock

2008	-0-	214,000

2009	$9,200,000	642,000

2010	$16,500,000	428,000

2011	$21,900,000	428,000

2012	$27,100,000	428,000

2013	$35,726,016	640,000

Shares of Common Stock shall only be issued to the Executive, with respect to any year, to the extent that the Company has reported EBITDA of at least the amount set forth for that year. The Company’s failure to achieve the EBITDA set forth above for any applicable year shall not preclude the Executive from receiving Common Stock for any future years, to the extent that the applicable EBITDA amounts are achieved for any such future years. In the event that the Executive is entitled to the issuance of shares of Common Stock for any year provided herein, the Company shall issue a certificate to the Executive for the applicable number of shares on or before the earlier of ten (10) days after (i) the date of filing of the Company’s Annual Report on Form 10-K for the applicable year or (ii) the 100th day after the end of the applicable year.

(ii) Warrant. In addition to the Base Salary payable to the Executive and any other compensation payable to the Executive hereunder, the Company, on the Effective Date, shall issue to the Executive a warrant, in the form of Exhibit A annexed hereto (the “Warrant”) pursuant to which the Executive shall have the right, for a period of seven (7) years after the Effective Date, to purchase up to 2,720,833 shares of Common Stock at an exercise price of $3.10 per share, subject to certain adjustments as provided in the Warrant.

(iii) Additional Compensation. In addition to the Base Salary payable to the Executive hereunder and any other compensation payable to the Executive hereunder, the Executive also shall be entitled to receive additional compensation, in consideration for his services provided to the Company and the Company Affiliates, at such times and in such amounts as shall be determined in the sole discretion of the Board or any committee of the Board which determines such compensation. The Board shall conduct a review not less than once each year, and such additional compensation, if any, shall be based on, among other things, the Executive’s and the Company’s performance.

(c)  Stock Options, Restricted Stock Awards, etc. In addition to the other compensation payable to the Executive hereunder, the Executive shall also be entitled to receive grants of stock options, restricted stock and/or any other equity incentive awards available to senior executives of the Company, under equity incentive plans adopted by the Company, at such times and in such amounts as shall be determined in the sole discretion of the Board or any committee of the Board which determines such equity grants.

(d) Withholding. All salaries, bonuses and other benefits payable to the Executive shall be subject to payroll and withholding taxes as may be required by law. The Executive shall be responsible to pay any income taxes with respect to the Company’s provision of benefits payable or made available to the Executive hereunder.

4. Employee Benefits; Business Expenses.

(a) Employee Benefits. During the Term, the Executive and his dependents shall be entitled to participate in the Company’s welfare benefit plans, fringe benefit plans and any qualified or non-qualified retirement plans (the “Company Plans”) as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits are made available to the other senior executives of the Company, in accordance with the Company’s policies as in effect from time to time.

(b)  Perquisites. During the Term, the Executive shall be entitled to receive such perquisites as are made available to other senior executives of the Company in accordance with the Company’s policies as in effect from time to time as determined by the Board; provided that the Executive shall be entitled to not less than four (4) weeks of paid vacation per annum, which shall be subject to the Company’s vacation policy applicable to the other senior executives of the Company and in accordance with the Company’s policies as in effect from time to time.

(c) Life Insurance. During the Term, the Company will reimburse the Executive for a policy or policies insuring the life of the Executive for a face amount up to a maximum of US$10,000,000; provided, however, that the Company shall not be required to reimburse the Executive for premiums in excess of US$50,000 per annum.

(d) Cell Phone. During the Term, the Company will reimburse the Executive for all reasonable charges in connection with his use of one (1) cell phone.

(e) Expenses. The Executive shall be entitled to reimbursement for reasonable and necessary business expenses incurred by him in the performance of his duties and responsibilities to the Company and the Company Affiliates, in accordance with the Company’s reimbursement and expenses policies, as in effect from time to time, including the Company’s rules regarding proper documentation.

5. Termination.

(a) Definitions. For purposes of this Agreement:

Cause” shall mean (i) the Executive’s willful and continued failure to perform his material duties with respect to the Company or the Company Affiliates as provided hereunder which continues beyond ten (10) days after a written demand for substantial performance is delivered to him by the Board; (ii) the willful or intentional engaging by the Executive in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; (iii) the conviction by the Executive of a crime constituting a felony or a misdemeanor involving moral turpitude; (iv) the possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis, in either case, which impairs the Executive’s ability to perform his duties hereunder or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol; or (v) the Executive shall have committed any material act of malfeasance, disloyalty, dishonesty or breach of trust against the Company.

“Date of Termination” shall mean the date the Notice of Termination is given to the respective party; provided, however, that with respect to a termination for Cause by the Company, the Date of Termination shall not occur prior to the expiration of any applicable cure period.

“Disability” shall mean the Executive has become physically or mentally incapacitated and is therefore unable for a period of three (3) consecutive months to perform substantially all of the material elements of his duties with the Company or any Company Affiliate. Any question as to whether the Executive has a Disability as to which he (or his legal representative) and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive (or his legal representative) and the Company. If the Executive (or his legal representative) and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of whether the Executive has a Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

“Good Reason” shall mean (i) the Company’s breach of any of its material obligations or covenants set forth in this Agreement, (ii) a material diminution in the title of the Executive’s position with the Company or a material reduction of the duties or responsibilities of the Executive, (iii) a reduction in Base Salary or any material benefits provided to the Executive, (iv) the assignment to the Executive of any duties or responsibilities that are inconsistent, in any significant respect, with his position; (v) the Company’s relocation of the place where the Executive is to render his services to a location more than one hundred twenty five (125) miles from its current location, or (vi) any action by the Company which materially adversely affects the ability of the Company or the Executive to perform their respective obligations hereunder in a manner substantially consistent with how such obligations were performed immediately prior to the occurrence of such action.

“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, and shall be communicated, in writing, to the other party hereto in accordance with the provisions of Section 10(g) hereafter.

(b)  By the Company for Cause or by the Executive Without Good Reason.

(i) The Term and the Executive’s employment hereunder may be terminated by the Company for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive (except where the Executive is entitled to a cure period, in which case such Date of Termination shall be upon the expiration of such cure period, if such matter constituting Cause is not cured) and shall terminate automatically upon the Executive’s resignation (other than for Good Reason or due to the Executive’s death or Disability).

(ii) If the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns other than for Good Reason, the Executive shall be entitled to receive:

(A)  any accrued but unpaid Base Salary through the Date of Termination;

(B) reimbursement for any unreimbursed business expenses incurred by the Executive in accordance with Company policy referenced in Section 4 above prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy); and

(C) such Employee Benefits, if any, as to which the Company may be entitled upon termination of employment hereunder (including under the applicable provisions of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Following the Executive’s termination of employment by the Company for Cause or if he resigns other than for Good Reason, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death and may be terminated by the Company, within ten (10) days after the delivery of a Notice of Termination by the Company to the Executive (or his legal representative) in the event of the Executive’s Disability. Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive shall be entitled to receive the same payments and other items as set forth in clause (ii) of Section 5(b) hereof and, in addition, accrued but unpaid vacation time, if any. Following the Executive’s termination of employment due to death or Disability, except as set forth herein or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) By the Company without Cause; By the Executive for Good Reason. The Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive for Good Reason at any time, upon delivery of a Notice of Termination by the applicable party at least thirty (30) days prior to the Date of Termination. If the Executive’s employment is terminated by the Company without Cause or by the Company for Good Reason, the Executive shall be entitled to receive the same payments and other items as set forth in clause (ii) of Section 5(c) hereof and, in addition, any Base Salary that would have otherwise been payable to the Executive from the Date of Termination through the end of the then current Term had the Executive’s employment not been terminated prior to the expiration of the then current Term (hereinafter referred to as the “Termination Payment”). In addition, from the Date of Termination until the end of the period for which the Termination Payment is due hereunder, (x) the Company shall reimburse the Executive, on a monthly basis, for any amounts paid by him for health insurance benefits, up to a maximum amount per month equal to the monthly payments made by the Company, on the Executive’s behalf, under the Company’s then current health insurance plan and (y) the Executive shall continue to have the right to be issued shares of Common Stock, pursuant to the earn out provisions of Section 3(b)(i) hereof, with respect to each year through the year ending December 31, 2013. Following the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason, except as set forth herein, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Payment of Amounts Owed upon Termination of Employment. Any amounts payable to the Executive for accrued but unpaid Base Salary and accrued and unpaid vacation time through the Date of Termination shall be paid within ten (10) business days after the Date of Termination. Any Termination Payment that is payable to the Executive hereunder shall be payable, at the sole election of the Company, either (i) on the normal payroll dates from the Date of Termination through the original expiration date of the then current Term or (ii) in one (1) lump-sum cash payment within thirty (30) days after the Date of Termination.

6. Restrictive Covenants.

(a) Non-solicitation. The Executive agrees that during the Term and for a period of twelve months (12) months thereafter, he will not, directly or indirectly including through any other person or entity (i) solicit, raid, entice or induce any person or entity who is at such time or was within six (6) months prior to such date, a client or customer of the Company or a Company Affiliate to become a customer for, the same or similar services or products which it received or purchased from the Company or a Company Affiliate, for himself or any other person or entity, (ii) approach any such person or entity for such purpose or authorize or knowingly approve the taking of such actions by any other person or entity for any other person or entity, (iii) influence or attempt to influence any client or customer of the Company or a Company Affiliate to divert its business or patronage from the Company or a Company Affiliate to any other person, (iv) make any statement or do any act intended to cause existing or potential clients or customers of the Company or a Company Affiliate to make use of the services or purchase the products of any competitive business or (v) hire, solicit, raid, entice or induce or attempt to induce any employee of the Company or a Company Affiliate to be employed by any other person or entity.

(b) Non-competition. During Executive's employment hereunder and for a period of twelve (12) months thereafter in the event that the Executive’s employment is terminated for any reason other than by the Company without Cause or by the Executive for Good Reason, without the prior written consent of the Company, Executive shall not directly or indirectly engage in a Competitive Business in any country in which the Company or any Company Affiliate conducts business. For the purpose of this Agreement “Competitive Business” means any business involved in providing products or services relating to (i) gaming machines for casinos or otherwise, (ii) products used in the lottery industry and/or (iii) any additional business conducted by the Company and/or any Company Affiliate, in the future. Notwithstanding the foregoing, the Executive may acquire securities in Competitive Businesses that are publicly-held companies that will not be significant and that, in any event, will not exceed two percent (2%) of any outstanding class of equity of any such company

(c)  Confidential Information.

(i) Agreement to Preserve Confidentiality. The Executive shall maintain in confidence and shall not, either during the Term or at any time after his employment with the Company, except as permitted under the terms of this Agreement or as otherwise agreed to by Company, communicate or disclose to, or use for the benefit of the Executive or any other person or entity, any proprietary or confidential information, trade secret or know-how belonging to Company or a Company Affiliate (collectively, the "Confidential Information"), whether or not such Confidential Information is in written or permanent form, except to the extent required to perform his duties described in this Agreement. Such Confidential Information includes, but is not limited to, all business information, trade secrets, information about products, processes and services, technological information, intellectual property, confidential records, pricing information, accounting, merchandising, or marketing information, sales techniques, client, customer or manufacturer lists, information about client requirements, terms of contracts with suppliers and clients, internal business procedures, business methods used or developed by or for the Company pr a Company Affiliate, computer codes, hardware system information, planning and financial information, product development plans, marketing plans and future business plans, and Confidential Information of customers or other third parties that has been disclosed to the Company or a Company Affiliate in confidence. Notwithstanding the foregoing, the term Confidential Information shall not include any information that (i) is or becomes in the public domain, including information that is publicly known or generally utilized by others engaged in the same business as the Company or a Company Affiliate, other than as a result of a disclosure in violation of this Agreement; (ii) is known by the Executive prior to his employment with the Company or is developed by Executive outside the scope of his duties, on behalf of Company or any Company Affiliate, without using any Confidential Information; or (iii) is required to be disclosed by the Executive by law, provided that the Executive shall provide the Company with prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy, if it so chooses. In the event that such protective order or other remedy is not obtained, or the Company chooses not to seek such relief, the Executive agrees to furnish only that portion of the Confidential Information which the Executive is advised by written opinion of counsel is legally required to be disclosed and the Executive agrees to exercise his best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. The foregoing obligations with respect to the Confidential Information extends to information belonging to customers and suppliers of the Company and the Company Affiliates who may have disclosed such information to the Company or any Company Affiliate or the Executive as a result of the Executive’s status as an employee of the Company. In addition to the foregoing, unless the Executive receives permission from the Company to do so, he will not: (i) remove any Confidential Information from the premises of the Company or any Company Affiliate; (ii) copy or reverse engineer any Confidential Information; or (iii) keep any Confidential Information in his possession.

(ii) Return of Property. Upon the termination of the Executive’s employment, or at any time when so requested by the Company, the Executive agrees to promptly return all documents of the Company and the Company Affiliates and any other property in the Executive’s possession or control belonging to Company or any Company Affiliate, and any other materials containing Confidential Information, including all copies of same, and records, notes, compilations or other matter relating thereto.

(d) Ownership of Product Ideas and Assignment.

(i) Product Ideas. The Executive will maintain current and adequate written records on the development of, and disclose to Company, all Product Ideas (as herein defined). “Product Ideas” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expressions, research, plans for products or services, marketing plans, original works of authorship, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and designs, whether or not eligible for patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive solely or jointly with others during the Term.

(ii) Ownership of Product Ideas and Assignment. The Executive acknowledges and agrees that the Product Ideas and any resulting patents or trademarks shall be the exclusive property of the Company, and that all of said Product Ideas shall be considered as "work made for hire" belonging to the Company. To the extent that any such Product Ideas, under applicable law, may not be considered work made for hire by the Executive for the Company, the Executive hereby assigns and, upon its creation, automatically and irrevocably assigns to the Company, without any further consideration, all right, title and interest in and to such Product Ideas, including, without limitation, any copyright, other intellectual property rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. The Company shall have the exclusive right to use the Product Ideas, whether original or derivative, for all purposes without additional compensation to the Executive. At the Company’s expense, the Executive will assist the Company in every proper way to perfect the Company’s rights in the Product Ideas and to protect the Product Ideas throughout the world, including, without limitation, promptly executing and delivering such patent, copyright, trademark or other applications, assignments, descriptions and other instruments and to take such actions for and on behalf of the Executive as may be reasonably, necessary, or proper in the reasonable opinion of the Company to vest title to and/or defend or enforce the rights of the Company in the Product Ideas.

(iii) Certain Exceptions. Notwithstanding anything to the contrary contained herein, the provisions of this Section 6(d) shall not apply to developments which do not relate to the business or research and development of the Company or the Company Affiliates and which are made and conceived by the Executive not during normal working hours, not on the premises of the Company or any Company Affiliate and not using the tools, devices, equipment or supplies of the Company or any Company Affiliate or any Confidential Information.

(e) Scope. In the event that any of the provisions of this Section 6 shall be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in any such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

(f) Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive agrees that damages at law will be an insufficient remedy to the Company in the event that the Executive violates any of the terms of this Section 6, and that the Company may apply for and obtain immediate injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the agreements and covenants contained herein, without the requirement of having to post bond. The parties hereto understand that each of the agreements and covenants of the Executive contained in those sections are an essential element of this Agreement and agree that the obligations of the Executive hereunder will survive the termination of this Agreement.

7. Representations, Warranties, Covenants and Indemnification.

(a) Company.

(i) The Company is not a party to any existing agreement which would preclude or prevent it from entering into this Agreement with the Executive.

(ii) The Company has the full legal right, power and authority to enter into this Agreement with the Executive and has obtained all necessary approvals from third parties, to the extent required.

(b) Executive.

(i) The Executive is not a party to any existing agreement which would preclude or prevent him from entering into this Agreement with the Company.

(ii) The Executive will not use any Product Ideas, the rights to which are owned by any former employer of the Executive or other person from whom the Executive has not obtained all required rights, and all Product Ideas developed by the Executive while employed with the Company shall be original to the Executive or developed in corroboration with other employees of the Company, and shall not infringe upon the intellectual property rights of any third party.

8.	Indemnification.

(a) By the Executive. The Executive agrees to indemnify and hold the Company and the Company Affiliates, and each of their officers, directors, employees, agents and representatives harmless from and against any losses, claims, damages, liabilities, settlement costs and expenses including, without limitation, reasonable attorneys’ fees relating to any action or claim arising from Executive’s breach of any of his representations and warranties contained herein or the Executive’s acceptance of employment with the Company.

(b) By the Company.

(i) The Company agrees to indemnify and hold the Executive harmless from and against any losses, claims, damages, liabilities, settlement costs and expenses including, without limitation, reasonable attorneys’ fees relating to any action or claim arising from the Company’s breach of any of its representations and warranties contained herein.

(ii)  The Company hereby agrees to indemnify and hold the Executive harmless from and against any losses, claims, damages, liabilities, settlement costs and expenses including, without limitation, reasonable attorneys’ fees relating to any action or claim by reason of the fact that he is or was a director, officer or employee of the Company or any Company Affiliate, or is or was serving at the request of the Company or any Company Affiliate as a director, officer, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprises, to the fullest extent permitted under Delaware law, as the same exists or may hereafter be amended; and the Company further covenants and agrees that it shall, unless not permitted under Delaware law, advance all attorneys’ fees and costs associated with the indemnification of the Executive in connection with any such action or proceeding.

9. Arbitration. Except with respect to the restrictive covenants referenced in Section 6 hereof, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by the Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in New York, New York. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

10.	Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to his estate. This Agreement may be assigned by the Company to a person or entity which is an affiliate including, without limitation, any Company Affiliate, and shall be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(f) Set Off; Mitigation. The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment, other than amounts loaned or advanced to the Executive by the Company. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of the Executive’s other employment or otherwise.

(g) Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or internationally recognized courier service addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Octavian Global Technologies, Inc.
c/o Octavian International Limited
Bury House
1-3 Bury Street
Guildford, Surrey
GU@ 4AW
UNITED KINGDOM
Attention: Peter Moffitt, President
Fax: +44 1483 543540
E-mail: p.moffitt@octavianonline.co.uk

With a copy to:

Feldman Weinstein & Smith LLP
420 Lexington Avenue
New York, NY 10170
Attention: David N. Feldman, Esq.
Fax: (212) 997-4242
E-mail: dfeldman@feldmanweinstein.com

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company.

(h) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between the Executive and the Company regarding the terms and conditions of the Executive’s employment with the Company.

(i) Cooperation. The Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to the Executive and in respect of such periods of time as shall not unreasonably interfere with the Executive’s ability to perform his duties with any subsequent employer; provided, however, that the Company shall pay any reasonable travel, lodging and related expenses that the Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses.

(j) Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(k)  Fees and Expenses. In the event that the Company shall fail or refuse to make or authorize any payment of any amount otherwise due to the Executive hereunder within the appropriate period of time, then the Company shall reimburse the Executive for all reasonable expenses (including reasonable counsel fees) incurred by him in enforcing the terms hereof, within five (5) business days after demand accompanied by evidence of fees and expenses incurred. Any reimbursement hereunder shall be paid to the Executive promptly and in no event later than the end of his taxable year next following the taxable year in which the expense was incurred.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OCTAVIAN GLOBAL TECHNOLOGIES, INC.

By:	/s/ Harmen Brenninkmeijer
Name: Harmen Brenninkmeijer
Title: Chief Executive Officer

By:	/s/ Peter Moffitt
Name: Peter Moffitt
Title: President

/s/ Harmen Brenninkmeijer
HARMEN BRENNINKMEIJER

EXHIBIT A

Form of Warrant